Exhibit 99

NEWS MEDIA CONTACT:
Chris Brathwaite
(847) 286-4681
FOR IMMEDIATE RELEASE:
May 11, 2005

Sears Roebuck Acceptance Corp. Announces Filing to Delist and Deregister Debt
Securities and Intention to Commence Tender Offers for 7% Notes Due 2042 and
7.4% Notes Due 2043

GREENVILLE, Del., - Sears Roebuck Acceptance Corp. ("SRAC"), a wholly-owned finance subsidiary of Sears, Roebuck and Co. and an indirect wholly-owned subsidiary of Sears Holdings Corporation (NASDAQ: SHLD), announced today that it has filed an application to voluntarily delist all of its debt securities that are currently listed on the New York Stock Exchange and deregister these securities with the Securities and Exchange Commission. The securities to be delisted and deregistered are SRAC's 7% Notes due 2042 (NYSE: SRJ), 7.4% Notes due 2043 (NYSE: SRL), and 6.75% Notes due September 2005 (NYSE: SRAC05). SRAC expects the delisting to be effective in June 2005. Upon delisting of these debt securities, SRAC expects that its reporting obligations, and the related reporting obligations with respect to the guarantor of the debt, Sears, Roebuck and Co., under the federal securities laws will be suspended.

SRAC also announced that it intends to commence within approximately one week one or more tender offers to purchase for cash any and all of the 7% Notes due 2042 (which have an aggregate principal amount outstanding of approximately $111 million) and the 7.4% Notes due 2043 (which have an aggregate principal amount outstanding of approximately $94 million).

The tender offers are expected to be at a fixed price of $25.65 per $25 principal amount of the 7% Notes due 2042 and $25.75 per $25 principal amount of the 7.4% Notes due 2043. These fixed prices include all accrued and unpaid interest; no additional interest will be paid on the tendered Notes. Additional information will be available upon commencement of the tender offers.

Each tender offer will be made solely pursuant to the terms and conditions contained in the Offer to Purchase and related documents. Each tender offer for each series of Notes is expected to be independent and is not expected to be conditioned upon the other tender offer, and each tender offer may be amended, extended or terminated individually. The tender offers are not expected to be conditioned on any minimum amount of Notes being tendered. The tender offers are expected to expire 20 business days following commencement of the tender offers, unless earlier extended or terminated. SRAC expects to commence the tender offers and begin distribution of offering materials to debt holders within approximately one week. These materials will contain important information. Security holders are urged to carefully review these documents and related materials when they become available.

This announcement is not an offer to purchase or the solicitation of an offer to purchase with respect to any securities, nor will the tender offers be made in any jurisdiction in which such an offer would be unlawful.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation's third largest broadline retailer, with approximately $55 billion in annual revenues, and with approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The company is the nation's largest provider of home services, with more than 14 million service calls made annually. For more information, visit Sears Holdings' website at www.searsholdings.com.

About Sears, Roebuck and Co.

Sears, Roebuck and Co., a wholly owned subsidiary of Sears Holdings Corporation (Nasdaq: SHLD), is a leading broadline retailer providing merchandise and related services. Sears, Roebuck offers its wide range of home merchandise, apparel and automotive products and services through more than 2,400 Sears-branded and affiliated stores in the United States and Canada, which includes approximately 870 full-line and 1,100 specialty stores in the U.S. Sears, Roebuck also offers a variety of merchandise and services through sears.com, landsend.com, and specialty catalogs. Sears, Roebuck offers consumers leading proprietary brands including Kenmore, Craftsman, DieHard and Lands' End -- among the most trusted and preferred brands in the U.S. The company is the nation's largest provider of home services, with more than 14 million service calls made annually. For more information, visit the Sears, Roebuck website at www.sears.com or the Sears Holdings Corporation website at www.searsholdings.com.

About Sears Roebuck Acceptance Corp.

SRAC is a wholly owned finance subsidiary of Sears, Roebuck and Co. It raises funds through the issuance of unsecured commercial paper and long-term debt, which includes medium-term notes and discrete underwritten debt. SRAC continues to support 100% of its outstanding commercial paper through its investment portfolio and committed credit facilities.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the delisting and deregistration of the Notes, the suspension of SRAC's reporting obligation and the related reporting obligation of Sears, Roebuck and Co., and the contemplated tender offers, and the timing and pricing thereof. These statements are forward-looking statements based on assumptions about the future that are subject to risks and uncertainties, and actual results may differ materially from those projected in the forward-looking statements. Such risks include factors which are outside the control of Sears Holdings, Sears, Roebuck and SRAC. These forward-looking statements speak only as of the time first made, and no undertaking has been made to update or revise them as more information becomes available. Additional discussion of certain risks and uncertainties can be found in the 2004 Annual Reports on Form 10-K of Sears, Roebuck and Co., Kmart Holding Corporation and SRAC filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).